Exhibit 99.1

Edge Therapeutics Appoints Chief Operating Officer and Makes Inducement Grant under NASDAQ Rule 5635(c)(4)

Key hire will lead pre-commercial planning for EG-1962 in aneurysmal subarachnoid hemorrhage

BERKELEY HEIGHTS, N.J. – October 17, 2016 – Edge Therapeutics, Inc. (Nasdaq: EDGE), a clinical-stage biotechnology company developing novel hospital-based therapies in the management of acute, life-threatening conditions, today announced the appointment of Daniel Brennan to the newly created position of Chief Operating Officer, effective immediately. Mr. Brennan will be responsible for the pre-commercial planning and market development activities including the health economic assessment of the company’s lead product candidate EG-1962, business development activities, and general corporate operations within the company. Mr. Brennan will report to Edge’s President and Chief Executive Officer, Brian Leuthner.

“Dan is a proven and respected leader who has overseen corporate growth and strategic development in the biopharmaceutical industry,” said Mr. Leuthner. “Dan’s extensive commercial background with orphan, central nervous system (CNS), and hospital products will be critical as we continue to advance our ongoing Phase 3 NEWTON 2 study, begin pre-commercial planning in anticipation of potential regulatory approval and commercialization of EG-1962, and evaluate growth opportunities to expand our product pipeline.”

Mr. Brennan joins Edge with about 20 years of senior-level management, commercial and business development experience in the biopharmaceutical industry. Most recently, Mr. Brennan served as Chief Operating Officer and Executive Vice President of Insys Therapeutics, Inc. since November 2015, where he was responsible for all commercial and general operating activities, including rebuilding Insys’ commercial leadership team and practices.

Previously, Mr. Brennan held multiple leadership positions at Lundbeck, Inc., including serving as Vice President and Group General Manager of the Neurology Business Unit and U.S. Business Development Group, where he led the launch of four specialty orphan products, and achieved substantial growth in annual sales from $60 million in 2009 to $550 million in 2014.

Prior to Lundbeck, Mr. Brennan served at Abbott Laboratories, where he led sales and product launch preparation for the company’s acute care hospital product pharmaceutical group. Mr. Brennan also brings sales, marketing and new product development expertise from his decade of service at Eli Lilly and Company.

“My experience with hospital-based therapies, CNS therapies and multiple orphan drugs, along with my commercial launch and business development expertise, will complement the strong foundation already in place at Edge,” said Mr. Brennan. “I look forward to working with the Edge leadership team to assist in developing the pre-commercialization strategies for EG-1962 and contribute to helping drive Edge’s future growth.”

Mr. Brennan received a B.A. from the University of Notre Dame and an M.B.A. degree, with distinction, from the Kellogg Graduate School of Business at Northwestern University.

Inducement Grant under NASDAQ Listing Rule 5635(c)(4)

In connection with Mr. Brennan’s new employment, the Compensation Committee of Edge’s Board of Directors has approved the grant of non-qualified stock options to Mr. Brennan, who will receive options to purchase 150,000 shares of Edge’s common stock.  The effective date of the grant is November 1, 2016 and the exercise price for such stock options will be equal to the closing price of Edge’s common stock on such date, as reported by NASDAQ. The grant was made as an inducement material to Mr. Brennan’s acceptance of employment with Edge, in accordance with NASDAQ Listing Rule 5635(c)(4).

The options have a 10-year term and will vest over a period of four years, with 25 percent vesting on October 17, 2017, which is one year following Mr. Brennan’s date of hire, and the remaining 75 percent vesting in approximately equal monthly increments over the succeeding thirty-six months, subject to Mr. Brennan’s continuous employment with Edge through each applicable vesting date. In addition, the options are subject to acceleration or forfeiture upon the occurrence of certain events as set forth in Mr. Brennan’s option and employment agreements.

About Edge Therapeutics, Inc.

Edge Therapeutics, Inc. is a clinical-stage biotechnology company that discovers, develops and seeks to commercialize novel, hospital-based therapies capable of transforming treatment paradigms for the management of acute, life-threatening neurological conditions. EG-1962, Edge’s lead product candidate, has the potential to fundamentally improve patient outcomes and transform the management of aneurysmal subarachnoid hemorrhage, which is bleeding around the brain due to a ruptured brain aneurysm. Edge is evaluating EG-1962 in two clinical studies: the pivotal Phase 3 NEWTON 2 study of EG-1962 delivered via external ventricular drain, and a study of direct intracisternal administration of EG-1962. For additional information about Edge, please visit www.edgetherapeutics.com.

Forward-Looking Statements

This press release and any statements of representatives of Edge Therapeutics, Inc. related thereto that are not historical in nature contain, or may contain, among other things, certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, without limitation, statements with respect to Edge’s plans, objectives, projections, expectations and intentions and other statements identified by words such as "projects," "may," "will," "could," "would," "should," "believes," "expects," "anticipates," "estimates," “seeks,” "intends," "plans," "potential" or similar expressions, including statements with respect to Edge’s ability to advance its portfolio of therapies through development and towards commercialization and the potential effects of its products. These statements are based upon the current beliefs and expectations of Edge’s management and are subject to significant risks and uncertainties. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various risk factors (many of which are beyond Edge's control) as described under the heading "Risk Factors" in Edge’s filings with the United States Securities and Exchange Commission.

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Investor Contact:
Gregory Gin
Edge Therapeutics, Inc.
Tel: 1-800-208 EDGE (3343)
Email: ir@edgetherapeutics.com

Media Contact:
Laura Bagby
6 Degrees
Tel: 312-448-8098
Email: lbagby@6degreespr.com